Exhibit 99.1

News Release

Wabtec Reports Record Quarterly Earnings; Increases Full-Year EPS Guidance

WILMERDING, PA, April 22, 2015 – Wabtec Corporation (NYSE: WAB) today reported record results for the 2015 first quarter, including the following:

•	First quarter sales were $819 million, 18 percent higher than the year-ago quarter, due to growth in the Freight Group.

•	Income from operations was a record $148 million, or 18.1 percent of sales, compared to 17.5 percent in the year-ago quarter.

•	Earnings per diluted share were a record 99 cents, which was 19 percent higher than the year-ago quarter.

•	At March 31, 2015, the company had cash of $249 million and debt of $421 million.

Based on its first quarter results and outlook for the rest of the year, Wabtec increased its 2015 guidance for earnings per diluted share to about $4.10, with revenues expected to be up about 10 percent for the year.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “With a strong first quarter, we’re off to a good start for the year. We will continue to face challenges during the year, including global economic uncertainty and foreign currency exchange headwinds, but we expect to benefit from our strong backlog, and from ongoing investment in freight rail and passenger transit projects around the world. We’re also pleased with our long-term growth prospects, which are driven by our diversified business model, balanced strategies and rigorous application of the Wabtec Performance System.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; changes in foreign currency exchange rates; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarter 2015	First Quarter 2014

Net sales	$818,594	$695,249
Cost of sales	(563,239)	(485,680)

Gross profit	255,355	209,569
Gross profit as a % of Net Sales	31.2%	30.1%

Selling, general and administrative expenses	(84,771)	(70,081)
Engineering expenses	(16,863)	(12,946)
Amortization expense	(5,301)	(4,696)

Total operating expenses	(106,935)	(87,723)
Operating expenses as a % of Net Sales	13.1%	12.6%

Income from operations	148,420	121,846
Income from operations as a % of Net Sales	18.1%	17.5%

Interest (expense) income, net	(4,306)	(4,450)
Other income (expense), net	(2,866)	(17)

Income from operations before income taxes	141,248	117,379

Income tax expense	(45,084)	(37,245)

Effective tax rate	31.9%	31.7%

Net income attributable to Wabtec shareholders	$96,164	$80,134

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$1.00	$0.84

Diluted
Net income attributable to Wabtec shareholders	$0.99	$0.83

Weighted average shares outstanding
Basic	96,243	95,529

Diluted	97,385	96,805

Sales by Segment
Freight Group	$511,887	$385,506
Transit Group	306,707	309,743

Total	$818,594	$695,249